Exhibit 99.1

PRESS RELEASE

	CONTACT:	Al Petrie	Brent Collins
		Investor Relations Coordinator	Director of Investor Relations
FOR IMMEDIATE RELEASE		apetrie@wtoffshore.com	bcollins1@wtoffshore.com
		713-297-8024	713-624-7364

W&T Offshore Announces Promotion of William J. Williford

to Chief Operating Officer

HOUSTON, March 14, 2022 – W&T Offshore, Inc. (NYSE: WTI) (“W&T” or the “Company”) today announced the promotion of William J. Williford to Executive Vice President and Chief Operating Officer.

Tracy W. Krohn, W&T’s Chairman and CEO, stated, “William has been important contributor to W&T’s success over his 16 years at the Company. His leadership and knowledge have been immensely valuable, and we are looking forward to his continued contribution in this enhanced role.”

William J. Williford joined W&T in June 2006 and most recently served as Executive Vice President and General Manager Gulf of Mexico. Since joining the Company, he has served in various positions of increasing responsibility, including Reservoir Engineer, Exploration Project Manager, General Manager Deepwater Gulf of Mexico, and General Manager Gulf of Mexico Shelf and Deepwater. Mr. Williford has over 20 years of oil and gas technical experience with large independents in the Gulf of Mexico and Domestic Onshore. Prior to joining W&T, Mr. Williford held positions in reservoir, production, and operations at Kerr-McGee and Oryx Energy. Mr. Williford received a B.S. in Petroleum Engineering from Mississippi State University.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico and has grown through acquisitions, exploration, and development. As of December 31, 2021, the Company had working interests in 43 fields in federal and state waters and has under lease approximately 606,000 gross acres, including approximately 419,000 gross acres on the Gulf of Mexico Shelf and approximately 187,000 gross acres in the Gulf of Mexico deepwater. A majority of the Company’s daily production is derived from wells it operates. For more information on W&T, please visit the Company’s website at www.wtoffshore.com.

1